Exhibit 99.1

Investor Contact:	Media Contact:
Eileen VanEss (510) 420-5361 evaness@leapfrog.com	Cherie Stewart (510) 596-3343 cstewart@leapfrog.com

LeapFrog Reports Preliminary Fourth Quarter and Full Year 2004 Financial Results

Highlights

•	Preliminary net sales for the year were $639 million, down 6% from 2003; excluding the benefit of foreign currency, sales were down 8%

•	Net sales from the Education and Training segment were $55.2 million 2004, up 47% over 2003

•	Lower gross margins and higher operating expenses resulted in net loss of $8.0 million for full year 2004, compared to net income of $72.7 million for 2003

•	Loss per diluted share for 2004 year was $0.13 compared to $1.20 of earnings per diluted share in 2003

•	The company announced the resignation of its Chief Operating Officer, Fred Forsyth, the hiring of a new Chief Information Officer, Rob Moon, and the initiation of a search for a new Senior Vice President of Supply Chain

•	The company announced a realignment plan to restore profitability, strengthen infrastructure and generate growth

Emeryville, Calif. – February 15, 2005 – LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of innovative technology-based educational products, today reported preliminary financial results for the fourth quarter and full year ended December 31, 2004. For the year, the company recorded a net loss of $8.0 million, or a net loss of $0.13 per diluted share compared to net income of $72.7 million and diluted earnings per share of $1.20 for 2003. For the fourth quarter, the company recorded a net loss of $9.0 million, or a net loss of $0.15 per diluted share compared to net income of $44.2 million and fully diluted earnings per share of $0.72 for the fourth quarter of 2003.

“2004 was a challenging year for LeapFrog. Operational issues and increased operating costs negatively impacted our business which was further compounded by an industry-wide lack of retailer re-orders around the critical Thanksgiving period,” said Tom Kalinske, Chief Executive Officer. “Despite these difficulties, we remain confident about the long term direction of the company. We have initiated our realignment plan to restore profitability, strengthen our infrastructure and business processes and generate profitable growth of the business. We have already begun implementing this plan, which included a reduction in our worldwide workforce by over 180 people earlier this month. In addition,

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we recently announced changes to our executive management team, which will help us strengthen our operations, with the hiring of a new Chief Information Officer. Also, our Chief Operating Officer is leaving and we are in the process of hiring a new supply chain expert.”

“We are also excited about our entry into screen-based learning later this year with our new Leapster L-Max handheld and the launch of our FLY pentop computer, “ added Jerry Perez, LeapFrog’s President. “We are encouraged by the growth of our SchoolHouse business and international consumer business, and the continuing sales increases in our Leapster and Infant/Toddler product lines.”

Financial Overview

Separately, Bill Chiasson, Chief Financial Officer of LeapFrog, explained, “the results we report today are preliminary and unaudited because the work associated with Section 404 of the Sarbanes-Oxley Act has not been finalized. This work is nearing completion, and we will be filing our Annual Report on Form 10-K and final audited financials in March. As a result, the financial results released today are still subject to audit adjustments.”

Net Sales

Net sales for the fourth quarter of 2004 were $255.3 million, down 23% from the same period in 2003, or 24% on a constant currency basis. For the full year 2004, net sales were $638.8 million, down 6% over the same period in 2003 or 8% on a constant currency basis.

Segment Results

Net sales from the U.S. Consumer segment were $165.5 million in the fourth quarter, down 39% over the same period in 2003. Net sales from the International segment were $77.2 million in the fourth quarter, up 65% on a reported basis over the same period in 2003 and 54% on a constant currency basis. Net sales from the Education and Training segment, which is predominantly the SchoolHouse division, were $12.6 million in the fourth quarter, up 13% over the same period in 2003.

For the full year 2004, net sales from the U.S. Consumer segment were $430.5 million, down 21% over the same period in 2003. Net sales from the International segment were $153.1 million for the year, up 59% over the same period in 2003, or 47% on a constant currency basis. Net sales from the Education and Training segment were $55.2 million in 2004, up 47% over the same period in 2003.

Gross Margin

Gross margin for the fourth quarter of 2004 was 37.2%, down 10.7 percentage points from the fourth quarter of 2003. Gross margin for the full year was 40.2%, down 9.8 percentage points from 2003. The gross margin decrease was

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primarily attributable to higher expenses for excess and obsolete inventory, higher sales allowances, unfavorable product mix and price reductions.

Operating Expenses

Operating expenses increased 22% to $110.7 million for the fourth quarter of 2004 compared $90.5 million for the fourth quarter of 2003. For the full year 2004, operating expenses increased 18% to $272.9 million compared to $230.7 million in 2003. Increases are attributable to higher employee and employee-related expenses, higher advertising expense and consulting fees and non-recurring expenses for a new distribution center.

Net Income/(Loss)

The company recorded a net loss of $9.0 million for the fourth quarter of 2004, or a loss of $0.15 per diluted share, compared to net income of $44.2 million for the fourth quarter of 2003, or earnings of $0.72 per diluted share. For the full year, the company recorded a net loss of $8.0 million or $0.13 per diluted share, compared to net income of $72.7 million in 2003, or earnings of $1.20 per diluted share.

Conference Call

A conference call will be held today, Tuesday, February 15, at 5:00 pm Eastern time (2:00 pm Pacific time) to discuss these announcements and to provide further discussion of results for the fourth quarter and the year. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through June 30, 2005. To participate in the call, please dial (706) 634-0183.

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE:LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. Emeryville, California-based LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for ages six months to 16 years.

LeapFrog’s award-winning U.S. consumer products are available in six languages at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse curriculum programs are currently in classrooms across the U.S. with more than 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content.

LEAPFROG and the LeapFrog Logo are trademarks or registered trademarks of LeapFrog

Enterprises, Inc. © 2005 LeapFrog Enterprises, Inc. All rights reserved.

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Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including the company’s preliminary sales, earnings and performance results for the quarter and year ended December 31, 2004. These forward-looking statements involve risks and uncertainties, including any adjustments to the company’s financial results prior to the completion of the 2004 audit, the company’s ability to invent, develop, introduce, market and deliver products, the company’s ability to achieve cost reductions and implement process efficiencies, the acceptance of the company’s products in U.S. schools and international markets. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2003 annual report on Form 10-K filed on March 12, 2004 and its quarterly report on From 10-Q filed on November 9, 2004, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS - PRELIMINARY

(In thousands)

	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,559	$45,319
Short term investments	28,188	67,284
Restricted cash	8,418	—
Accounts receivable, net	227,192	281,792
Inventories, net	130,571	90,897
Prepaid expenses and other current assets	12,910	8,370
Deferred income taxes	31,380	11,735

Total current assets	499,218	505,397
Property and equipment, net	24,762	20,547
Deferred income taxes	783	619
Intangible assets, net	29,496	25,048
Other assets	3,987	1,048

Total assets	$558,246	$552,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,479	$86,161
Accrued liabilities	54,223	44,634
Deferred revenue	364	1,417
Income taxes payable	6,811	4,729

Total current liabilities	123,877	136,941
Deferred rent and other long term liabilities	1,300	572
Deferred income taxes	4	—
Total stockholders’ equity	433,065	415,146

Total liabilities and stockholders’ equity	$558,246	$552,659

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS - PRELIMINARY

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net sales	$255,288	$331,361	$638,828	$680,012
Cost of sales	160,421	172,501	381,993	339,868

Gross profit	94,867	158,860	256,835	340,144
Operating expenses:
Selling, general and administrative	37,201	25,444	121,319	91,619
Research and development	18,207	15,926	60,864	57,605
Advertising	52,872	47,535	82,757	73,765
Depreciation and amortization	2,397	1,594	7,975	7,697

Total operating expenses	110,677	90,499	272,915	230,686

Income (loss) from operations	(15,810)	68,361	(16,080)	109,458
Interest income, net	321	231	1,701	1,181
Other income (expense)	(519)	1,622	(175)	4,656

Income (loss) before income taxes	(16,008)	70,214	(14,554)	115,295
Provision (benefit) for income taxes	(7,039)	26,048	(6,588)	42,620

Net income (loss)	$(8,969)	$44,166	$(7,966)	$72,675

Net income (loss) per common share:
Basic	$(0.15)	$0.75	$(0.13)	$1.27
Diluted	$(0.15)	$0.72	$(0.13)	$1.20
Shares used in calculating net income (loss) per common share:
Basic	60,839	58,892	59,976	57,246
Diluted	60,839	61,549	59,976	60,548

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS - PRELIMINARY

(In thousands)

(Unaudited)

	Year Ended December 31,
	2004	2003
Net income (loss)	$(7,966)	$72,675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,228	16,625
Loss on disposal of property and equipment	141	21
Loss on sale of investment with related party	—	19
Provision for allowances for accounts receivable	2,776	742
Deferred income taxes	(19,805)	5,177
Deferred rent	728	22
Deferred revenue	(1,053)	(1,589)
Amortization of deferred compensation	1,691	2,203
Stock option compensation related to nonemployees	426	1,093
Tax benefit from exercise of stock options and other	9,179	39,130
Amortization of bond premium	192	142
Other changes in operating assets and liabilities:
Accounts receivable	51,824	(112,864)
Inventories	(39,674)	(6,437)
Prepaid expenses and other current assets	(4,540)	(4,305)
Notes receivable due from related parties	—	595
Other assets	798	(764)
Accounts payable	(23,682)	27,317
Accrued liabilities	9,589	4,101
Income taxes payable	2,082	(17,103)

Net cash provided by operating activities	934	26,800

Investing activities:
Purchases of property and equipment	(20,712)	(15,810)
Purchase of intangible assets	(6,320)	(3,000)
Purchases of investments	(260,467)	(171,051)
Sale of short term investments	287,216	113,525
Sale of investments in related party	—	181

Net cash used in investing activities	(283)	(76,155)

Financing activities:
Proceeds from the payment of notes receivable from stockholders	—	2,624
Proceeds from the exercise of stock options and employee stock purchase plan	13,016	27,960

Net cash provided by financing activities	13,016	30,584

Effect of exchange rate changes on cash	1,573	663

Increase in cash and cash equivalents	15,240	(18,108)
Cash and cash equivalents at beginning of year	45,319	63,427

Cash and cash equivalents at end of period	$60,559	$45,319